Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein	Pamela A. Matthews
Chief Financial Officer and	Investor/Analyst Information
Chief Investment Officer	Digital Realty Trust, Inc.
Digital Realty Trust, Inc.	(415) 738-6532
(415) 738-6500

DIGITAL REALTY TRUST, L.P. COMMENCES OFFER OF NOTES

SAN FRANCISCO, CA – June 30, 2010 – Digital Realty Trust, Inc. (the “Company”) (NYSE: DLR) announced today that its operating partnership subsidiary, Digital Realty Trust, L.P. (the “Operating Partnership”), intends to commence a private placement of Notes due 2015 (the “Notes”), subject to market and other customary conditions. The Notes will be senior unsecured obligations of the Operating Partnership and will be fully and unconditionally guaranteed by the Company. The interest rate and offering price are to be determined by negotiations between the Operating Partnership and the initial purchasers of the Notes.

The Operating Partnership intends to use the net proceeds from the offering to fund a portion of the acquisition of a five-property data center portfolio located in California, Arizona and Virginia, which it refers to as the Rockwood Capital/365 Main Portfolio, or to acquire additional properties, to fund development and redevelopment opportunities and for general working capital purposes, including potentially for the repurchase, redemption or retirement of outstanding debt or preferred securities.

The Notes will be sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in reliance on Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This release shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to the offering and the expected use of the net proceeds, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties are further described in the reports and other filings by the Company and the Operating Partnership with the United States Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2009, the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2010 and the Operating Partnership’s Form 10 filed on June 25, 2010. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.